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                                                                EXHIBIT 99(i)

                            [SOLUTIA LETTERHEAD]


FOR IMMEDIATE RELEASE

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                           Contacts:  Financial - Liesl Livingston 314-674-7777
                                          Media - Beth Rusert 314-674-8527


                           SOLUTIA CLOSES SALE OF ITS
                   RESINS, ADDITIVES AND ADHESIVES BUSINESSES


         ST. LOUIS, Jan. 31, 2003 - Solutia Inc. (NYSE:SOI) today announced that it closed the sale of its resins, additives and adhesives businesses to UCB S.A. for U.S. $500 million cash.
         John C. Hunter, chairman, president and chief executive officer of Solutia said, "We are pleased that we have been able to conclude this sale quickly. Solutia will use the proceeds to substantially pay down debt, which will strengthen our balance sheet and provide us with greater flexibility to deal with future business risk and uncertainty." He added, "This sale allows Solutia to focus on the growth and market penetration opportunities that we are pursuing in our remaining businesses."

TRANSACTION DETAILS
         The transaction is anticipated to be slightly cash accretive and 7 to 9 cents dilutive to earnings per share in 2003. Upon closing, a modest accounting gain is expected. The company expects approximately $40 million in cash interest savings in 2003.
         The agreement includes 10 production sites that make liquid and powder coatings resins, technical resins, additives products and pressure-sensitive adhesives. The resins, additives and adhesives businesses together employ approximately 1,700 individuals in 22 countries and have sales of approximately $560 million for the year ended Dec. 31, 2002.

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FACILITIES INVOLVED
         Solutia will sell manufacturing facilities in: Wiesbaden, Frankfurt-Fechenheim and Hamburg, Germany; Werndorf, Austria; Romano d'Ezzelino, Italy; Dijon, France; Soborg, Denmark; La Llagosta, Spain; Rayong, Thailand and
Suzano, Brazil, as well as research and development facilities in Graz, Austria, and Springfield, Mass.
         Solutia will continue to manufacture Resimene(R) amino cross-linking resins for UCB at its LaSalle, Canada, facility, and its Indian Orchard plant in Springfield, Mass., as well as Gelva(R) adhesives also at the Indian Orchard facility. All other manufacturing assets at Indian Orchard will remain part of Solutia. The sale does not include Solutia's industrial products businesses or its Butvar(R) specials and dispersions and Santotac(R) thermoplastic resins.

EMPLOYEE INFORMATION
         As part of today's agreement, current employees of the resins, additives and adhesives businesses will transfer to UCB. At the La Salle, Canada, and Springfield, Mass., locations, manufacturing employees will remain Solutia employees and manufacture Resimene(R) resins and Gelva(R) adhesives for UCB under operating agreements. In a limited number of areas, Solutia has agreed to provide transition services to UCB.

FORWARD LOOKING STATEMENT
         This press release contains forward-looking statements regarding Solutia's expected use of the proceeds from the transaction discussed above and the impact the transaction is expected to have on Solutia. These statements are based on current expectations, but actual results may differ materially, depending on such important factors as success in managing changes resulting from this transaction, and other factors identified in Solutia's Annual Report on Form 10-K for the period ended Dec. 31, 2001 and Quarterly Report on Form 10-Q for the period ended Sept. 30, 2002. These reports are filed with the U.S. Securities and Exchange Commission and can be accessed through Solutia's investor Internet site at www.Solutia.com.
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CORPORATE PROFILES
         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.
         Solutia.... Solutions For A Better Life.

         UCB (http://www.ucb-group.com), with headquarters in Brussels
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(Belgium), is a pharmaceutical and specialty chemical company, which operates on a global scale. It is committed to pharmaceuticals, as well as to technically innovative products in surface applications. It employs 10,000 people around the world. The pharmaceutical research of UCB includes the following fields: respiratory, including allergy and asthma, and neurology. UCB Pharma's main products include Zyrtec (antiallergic), Keppra (antiepileptic), Nootropil (cerebral function regulator) and Atarax (tranquillizer).



                                      -oOo-

Source: Solutia Inc.
St. Louis
Date 01/31/03